UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	October 15, 2013

SAN DIEGO GAS & ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

CALIFORNIA	1-03779	95-1184800
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8326 CENTURY PARK COURT, SAN DIEGO, CA	92123
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(619) 696-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 15, 2013 (the “Redemption Date”), San Diego Gas & Electric Company (the “Company”), a subsidiary of Sempra Energy, completed the redemption of (i) all of the issued and outstanding shares of its Cumulative Preferred Stock, issued in the following series: 5.0% Series Cumulative Preferred Stock, $20 par value (CUSIP Number 797440401); 4.5% Series Cumulative Preferred Stock, $20 par value (CUSIP Number 797440302); 4.4% Series Cumulative Preferred Stock, $20 par value (CUSIP Number 797440203); and 4.6% Series Cumulative Preferred Stock, $20 par value (CUSIP Number 797440807); and (ii) all of its issued and outstanding Preference Stock (Cumulative), issued in the following series:  $1.70 Series Preference Stock (Cumulative), without par value (CUSIP Number 797440823); and $1.82 Series Preference Stock (Cumulative), without par value (CUSIP Number 797440815) (collectively, the “Preferred and Preference Stock”).

The cost of the redemption, including accrued and accumulated dividends to the Redemption Date, was approximately $82.6 million.

As of the Redemption Date, dividends on the Preferred and Preference Stock ceased to accrue.  The only remaining right of the holders of the shares of Preferred and Preference Stock is to receive payment of their respective redemption prices (including accrued and accumulated dividends through October 15, 2013), without interest, upon surrender of their share certificates.  Holders of shares of Preferred and Preference Stock who have not yet received the applicable redemption price are encouraged to surrender their share certificates, together with a completed Letter of Transmittal, to the redemption agent, Wells Fargo Bank, N.A.

Questions about the redemption should be directed to the redemption agent at:

By Mail:	By Hand or Overnight Courier:
Wells Fargo Bank, N.A. Corporate Actions Department P.O. Box 64858 St. Paul, MN 55164-0858	Wells Fargo Bank, N.A. Corporate Actions Department 1110 Centre Pointe Curve, Suite 101 Mendota Heights, MN 55120-4100

or by telephone at (800) 468-9716 (toll-free) or (651) 450-4064.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAN DIEGO GAS & ELECTRIC COMPANY

(Registrant)

Date: October 15, 2013	By: /s/ Robert Schlax
Robert Schlax Vice President, Chief Financial Officer, Treasurer and Controller